CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Medium-Term Notes, Series A	$11,365,000	$1,319.48
(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

January 2011 Pricing Supplement No. 25 Registration Statement No. 333-169119 Dated January 25, 2011 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS Based on the S&P 500® Index due January 30, 2013
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing limited protection against negative performance by the asset. Once the asset has decreased in value by more than a specified buffer amount, the investor is exposed to the negative price performance, subject to a minimum payment at maturity. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated and (i) if the closing price of the asset has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the asset has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity. The investor may lose up to 90% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are senior unsecured debt obligations of Barclays Bank PLC, and all payments on the Buffered PLUS are subject to the creditworthiness of Barclays Bank PLC.

FINAL TERMS
Issuer:	Barclays Bank PLC
Maturity date:	January 30, 2013
Underlying index:	S&P 500® Index (the “Index”)
Aggregate principal amount:	$11,365,000
Payment at maturity per Buffered PLUS:	• If the final index value is greater than the initial index value:
$10 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:
$10
• If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:
($10 x the index performance factor) + $1.00

This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS at maturity. Any payment on the Buffered PLUS, including the minimum payment at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of the Issuer” in this pricing supplement.

Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Initial index value:	1,291.18
Final index value:	The closing level of the underlying index on the valuation date
Valuation date:	January 25, 2013, subject to postponement for certain market disruption events.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Maximum payment at maturity:	$11.814 per Buffered PLUS (118.14% of the stated principal amount).
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (See “Commissions and Issue Price” below)
Pricing date:	January 25, 2011
Original issue date:	January 28, 2011 (3 business days after the pricing date)
CUSIP:	06740H195
ISIN:	US06740H1959
Listing:	We do not intend to list the Buffered PLUS on any securities exchange.
Selected dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Buffered PLUS	$10.00	$0.225	$9.775
Total	$11,365,000	$255,712.50	$11,109,287.50

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per Buffered PLUS. Please see “Syndicate Information” on page 8 for further details.

(2)

MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.225 for each Buffered PLUS they sell. See “Supplemental Plan of Distribution.”

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT, PROSPECTUS AND INDEX SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated August 31, 2010 Prospectus Supplement dated August 31, 2010; and Index Supplement dated August 31, 2010

See “Additional Terms of the PLUS” on page 4 of this pricing supplement. The PLUS will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated August 31, 2010 and this pricing supplement. See “Risk Factors” beginning on page 12 of this pricing supplement and “Risk Factors” beginning on page S-5 of the prospectus supplement and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to investing in the PLUS.

We may use this pricing supplement in the initial sale of the PLUS. In addition, Barclays Capital Inc. or any of our affiliates may use this pricing supplement in market resale transactions in any PLUS after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

January 2011	Page 1

Buffered PLUS Based on the S&P 500® Index due January 30, 2013
Performance Leveraged Upside SecuritiesSM

Additional Terms of the Buffered PLUS

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Buffered PLUS are a part. This pricing supplement, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus supplement dated August 31, 2010:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index supplement dated August 31, 2010:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201630/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Buffered PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition the Buffered PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

January 2011	Page 2

Buffered PLUS based on the S&P 500® Index due January 30, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured debt obligations of Barclays Bank PLC, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying prospectus, prospectus supplement and index supplement, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing level of the index on the valuation date. Under no circumstances will the payment at maturity on the Buffered PLUS be less than $1.00 per Buffered PLUS. The Buffered PLUS are senior notes issued as part of Barclays Bank PLC’s Global Medium-Term Notes, Series A. All payments on the Buffered PLUS are subject to the creditworthiness of Barclays Bank PLC.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January 25, 2011	January 28, 2011 (3 business days after the pricing date)	January 30, 2013, subject to postponement due to market disruption events
Key Terms
Issuer:	Barclays Bank PLC
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Original issue price:	$10 per Buffered PLUS (see “Syndicate Information” on page 8)
Aggregate principal amount:	$11,365,000
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity per Buffered	• If the final index value is greater than the initial index value:
PLUS:	$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:
$10
• If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:
($10 x the index performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

Any payment on the Buffered PLUS, including the minimum payment at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of the Issuer” in this pricing supplement.

Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$11.814 per Buffered PLUS.(118.14% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount per Buffered PLUS)
Initial index value:	1,291.18, the closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Valuation date:	January 25, 2013, subject to postponement for certain market disruption events
Postponement of maturity date:

If the scheduled valuation date is not a scheduled trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 12.

January 2011	Page 3

Buffered PLUS based on the S&P 500® Index due January 30, 2013
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	We do not intend to list the Buffered PLUS on any securities exchange

CUSIP:	06740H195

ISIN:	US06740H1959

Minimum ticketing size:	100 Buffered PLUS

Tax considerations:

Some of the tax consequences of your investment in the Buffered PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Buffered PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Buffered PLUS are uncertain and the Internal Revenue Service could assert that the Buffered PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the Buffered PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Buffered PLUS as a pre-paid cash-settled executory contract with respect to the Index. If your Buffered PLUS are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Buffered PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your Buffered PLUS for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Buffered PLUS in the manner described above. This opinion assumes that the description of the terms of the Buffered PLUS in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Buffered PLUS, possibly with retroactive effect.

For a further discussion of the tax treatment of your Buffered PLUS as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Buffered PLUS. For additional, important considerations related to tax risks associated with investing in the Buffered PLUS, you should also examine the discussion in “Risk Factors—The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Buffered PLUS), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Buffered PLUS.

Trustee:	The Bank of New York Mellon

Calculation agent:	Barclays Bank PLC

Use of proceeds and hedging:

The net proceeds we receive from the sale of the Buffered PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in futures and options contracts on the underlying index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Buffered PLUS or any amounts payable on the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-110 in the accompanying prospectus supplement.

Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays Capital, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

January 2011	Page 4

Buffered PLUS based on the S&P 500® Index due January 30, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Syndicate Information
Issue price of the Buffered PLUS	Selling concession	Principal amount of Buffered PLUS for any single investor
$10.0000	$0.2250	<$1MM
$9.9625	$0.1875	>$1MM and <$3MM
$9.9438	$0.1688	>$3MM and <$5MM
$9.9250	$0.1500	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Buffered PLUS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying prospectus, index supplement and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2011	Page 5

Buffered PLUS based on the S&P 500® Index due January 30, 2013
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	200%

Buffer amount:	10%

Maximum payment at maturity:	$11.81 (118.14% of the stated principal amount) per Buffered PLUS

Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪

If the final index value is greater than the initial index value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the maximum payment at maturity of $11.81 per Buffered PLUS. In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 109.07% of the initial index value.

▪

If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the underlying index from the initial index value, plus the buffer amount of 10%. The minimum payment at maturity is $1.00 per Buffered PLUS.

	▪	For example, if the underlying index depreciated 20%, investors would lose 10% of their principal and receive only $9.00 per Buffered PLUS at maturity, or 90% of the stated principal amount.

January 2011	Page 6

Buffered PLUS based on the S&P 500® Index due January 30, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing level of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10     +     leveraged upside payment; subject to the maximum payment at maturity:

Leveraged Upside Payment

Principal	Principal	Leverage Factor	Index Percent Increase

$10

+

$10

×

200%

×

 final index value – initial index value

  initial index value

If the final index value is less than or equal to the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

($10    ×    Index Performance Factor)     +    $1.00

Principal		Index Performance Factor		Minimum Payment at Maturity

$10	×	final index value	+	$1.00

		initial index value

Because the index performance factor will be less than 0.90, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

January 2011	Page 7

Buffered PLUS based on the S&P 500® Index due January 30, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

An investment in the Buffered PLUS involves significant risks. Investing in the Buffered PLUS is not equivalent to investing directly in the Index or any of the component stocks of the Index. The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and the index supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the Buffered PLUS.

▪

Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS. If the final index value is less than 90% of the initial index value, you will receive for each Buffered PLUS that you hold, a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying index, plus $1.00 per Buffered PLUS.

▪

The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $11.81 per Buffered PLUS or 118.14% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 118.14% of the stated principal amount for the Buffered PLUS, any increase in the final index value over the initial index value by more than 9.07% of the initial index value will not increase the return on the Buffered PLUS.

▪

Market price of the Buffered PLUS influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index, may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the S&P 500® Index—Historical Information” on page 14. You may receive less or possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪

Credit of the issuer: The Buffered PLUS are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS, including any minimum payment at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Buffered PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Buffered PLUS.

▪

Investing in the Buffered PLUS is not equivalent to investing in the underlying index. Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪

Adjustments to the underlying index could adversely affect the value of the Buffered PLUS. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the

January 2011	Page 8

Buffered PLUS based on the S&P 500® Index due January 30, 2013
Buffered Performance Leveraged Upside SecuritiesSM

cost of hedging the issuer’s obligations under the Buffered PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs.

▪

The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Buffered PLUS. We do not intend to list the Buffered PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Buffered PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because other dealers are not likely to make a secondary market for the Buffered PLUS, the price, if any, at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Buffered PLUS.

▪

The calculation agent will make determinations with respect to the Buffered PLUS and the economic interests of the calculation agent and the issuer’s affiliates may be adverse to the investors. The economic interests of the calculation agent and the issuer’s affiliates are potentially adverse to your interests as an investor in the Buffered PLUS and the calculation agent will make determinations with respect to the Buffered PLUS. As calculation agent, Barclays Bank PLC has determined the initial index value and will determine the final index value, and calculate the amount of cash you will receive at maturity. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may affect the payout to you at maturity.

▪

Hedging and trading activity could potentially affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and, therefore, could have increased the price at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the value or level of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪

The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. The U.S. federal income tax treatment of the Buffered PLUS is uncertain and the Internal Revenue Service could assert that the Buffered PLUS should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Buffered PLUS even though you will not receive any payments with respect to the Buffered PLUS until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Buffered PLUS could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Buffered PLUS.

January 2011	Page 9

Buffered PLUS based on the S&P 500® Index due January 30, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Underlying Index

The S&P 500® Index. The S&P 500® Index (the “S&P 500 Index”) is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”). The S&P 500 Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The underlying index does not reflect the payment of dividends on the component stocks included in the index. Because of this, the calculation of the final index value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the PLUS. The information on the S&P 500 Index provided in this pricing supplement should be read together with the section entitled “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.

Historical Information

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels of the underlying index for each quarter in the period from January 3, 2005 through January 25, 2011. The closing level of the underlying index on January 25, 2011 was 1,291.18. We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

S&P 500® Index	High	Low	Period End
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter (as of January 25, 2011)	1,295.02	1,269.75	1,291.18

January 2011	Page 10

Buffered PLUS based on the S&P 500® Index due January 30, 2013
Buffered Performance Leveraged Upside SecuritiesSM

The following graph sets forth the historical performance of the S&P 500 Index based on the weekly closing levels of the S&P 500 Index from January 7, 2002 through January 25, 2011. The closing level of the S&P 500 Index on January 25, 2011 was 1,291.18.

We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

S&P 500® Index Historical Performance January 7, 2002 to January 25, 2010

Supplemental Plan of Distribution

MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.225 for each Buffered PLUS they sell.

We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on or about the issue date indicated on the cover of this pricing supplement, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

January 2011	Page 11